SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Fushi Copperweld, Inc.

(Name of Registrant as Specified in Its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

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REMINDER – YOUR VOTE IS VERY IMPORTANT

November 19, 2012

Dear Stockholder:

You have previously received proxy material in connection with the special meeting of stockholders of Fushi Copperweld, Inc. to approve the merger agreement with Green Dynasty Holdings Limited and affiliated entities. According to our latest records, your PROXY VOTE for this meeting HAS NOT BEEN RECEIVED.

Your vote is very important regardless of the number of shares you own. Time is short — please vote your proxy by telephone, internet or mail today!

•	Your Board of Directors recommends that you vote FOR the merger.
•	If you do not vote, it will have the same effect as a vote AGAINST the merger.
•	If the merger agreement is NOT APPROVED AND ADOPTED by the Company's shareholders, or if the merger is not completed for any other reason, stockholders will NOT RECEIVE ANY PAYMENT for their shares.

The special meeting will be held on December 11, 2012. To be sure your vote is counted in time, please take a brief moment to cast your vote today — only your latest dated and timely received vote will be counted.

Follow the instructions on the enclosed voting instruction form to vote your shares by telephone, internet or by mail. Remember, your broker cannot vote your shares unless you instruct him or her to do so, and a failure to vote on the proposal is the same as a vote against the merger.

If you have any questions relating to this stockholder meeting, or you need any assisting in voting, you may call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 (from the U.S. or Canada) or at (212) 929-5500 (collect).

Thank you in advance for your support and for acting promptly.

On behalf of your Board of Directors,

/s/

Mr. Li Fu

Chairman of the Board of Directors